UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KILROY REALTY CORPORATION
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Supplemental Information Regarding Proposal 2 -

Advisory Vote on Compensation (“Say on Pay”)

The following information may be used by Kilroy Realty Corporation (the “Company,” “Kilroy,”  “we,” “us” or “our”) and its proxy solicitor, MacKenzie Partners, Inc., to communicate with certain stockholders. This information supplements information contained in Kilroy’s definitive proxy statement dated April 4, 2012, which we refer to as our proxy statement.

Kilroy Stockholders:

At the Company’s Annual Meeting on May 17, 2012, you will be asked to cast an advisory vote to approve the compensation of our named executive officers (our “Say-on-Pay” proposal). Kilroy’s Board of Directors has recommended that you vote FOR the approval of our Say-on-Pay proposal.  ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that their clients vote against our Say-on-Pay proposal.  We believe their analyses are flawed in several key respects and that our stockholders should disregard these recommendations and vote to support our Say-on-Pay proposal for the following reasons (each as discussed in detail below):

1.               Good Pay and Performance Alignment. We demonstrated strong pay and performance alignment during 2011 as assessed under ISS’ own published quantitative standards and did not generate “high concern” on any of the three ISS objective tests, yet ISS still rated our overall pay-for-performance as “high concern” and used this rating as a principal basis for recommending against our Say-on-Pay proposal;

2.               Annual Incentives Determined by Reference to Strong Performance. ISS and Glass Lewis mistakenly suggest that our annual incentive awards were non-responsive to stockholder concerns because our performance assessment was not clearly tied to pre-defined performance metrics — in fact, our program was implemented in significant part in response to stockholder feedback and our incentives were determined based on our outstanding 2011 performance;

3.               Implemented Substantial Response to Stockholder Concerns. In formulating our 2011 executive compensation program, we spoke with various stockholders and investor and equity research analysts.  Following our 2011 Annual Meeting, we had additional conversations with stockholders and investor and equity research analysts in connection with the results of our Say-on-Pay vote.  Based significantly on the feedback we received from these consultations, we implemented many substantive changes, both to our CEO’s employment agreement and to our executive compensation program generally.  We believe that we addressed the concerns voiced by our stockholders with respect to our compensation program, notwithstanding unsupported assertions by ISS and Glass Lewis to the contrary;

4.               Eliminated CEO Tax Gross-Up Provision; No New Tax Gross-Up Provisions. In order to further assure our stockholders regarding the direction of our executive compensation program, in addition to eliminating all but one excise tax gross-up arrangement, we are hereby undertaking a commitment not to enter into any future arrangment to make tax gross-up payments with respect to any “change-in-control” payments; and

5.               Conservative Use of Equity Pool.  During 2011, our equity grant practices resulted in low overall dilution and burn rates.

We note that we are unable to directly address the Glass Lewis analysis on certain of these points due to a substantial lack of transparency in the methodology employed by Glass Lewis in reaching its conclusions.  In these instances, our discussion addresses ISS only, though we believe that Glass Lewis employs similar methodologies and that our points are similarly valid in refuting Glass Lewis’ recommendation.

1.               Kilroy’s Pay and Performance Are Aligned Under ISS’ Quantitative Tests and Therefore Should Not Raise “High Concern” or Warrant a Recommendation Against our Say-on-Pay Proposal.

The core ISS quantitative tests of alignment between executive pay and company performance are: (i) Absolute Pay-TSR (total shareholder return) Alignment, (ii) Relative Pay-TSR Alignment and (iii) CEO Pay as a Multiple of Median CEO pay for the peer group.  ISS recommends against our Say-on-Pay proposal based in large part on ISS’ “high level” of concern with a perceived overall pay-for-performance misalignment, which is curious in that our compensation program does not raise a “high level” of concern on even one quantitative ISS pay-for-performance alignment metric.  In addition, ISS does not give appropriate weight to our excellent performance on both its five-year absolute TSR alignment metric and its one-year relative pay-TSR alignment metric. Instead, ISS disproportionately weights the three-year metric to reach its level of “medium concern.”  Based on these facts, we do not believe that an overall “high level” of concern is warranted for our pay-for-performance analysis, nor do we believe that the resulting recommendations against our Say-on-Pay proposal are appropriate. Specifically, even as compared to ISS’ designated peer group:

•                  Absence of “High Concern” on any ISS Objective Metric. We scored “low concern” on both Absolute Pay-TSR Alignment and CEO Pay as a Multiple of Median and only “medium concern” on Relative Pay-TSR Alignment.

•                  Strong 2011 Pay-TSR Alignment.  We performed strongly against ISS’ one-year pay-TSR alignment metric during 2011, which is the year for which stockholders are actually being asked to approve our Say-on-Pay proposal and is therefore, we believe, the most relevant year.  The following graph plots our one-year relative pay-TSR alignment performance during 2011 using ISS’ peer group — the location of our CEO’s compensation in the range identified by the diagonal lines on the graph demonstrates that our CEO’s pay was aligned with our 2011 performance under ISS’ own published quantitative standards.

Regardless, ISS gives disproportionate weight in its analysis to our three-year relative pay-TSR alignment over our one-year pay-TSR alignment in formulating its “medium concern” rating on this prong, while failing to properly acknowledge our strong 2011 performance.  We feel that this emphasis is unwarranted, particularly since our three-year TSR alignment is significantly skewed by our 2009 performance, a year that was for Kilroy (like many companies) a very challenging and anomalous year.  We believe it is inappropriate to continue to penalize us for prior years, particularly in light of our strong 2011 performance and the substantial modifications that we made to our executive compensation program in direct response to actual stockholder concerns (discussed below).  With year-to-date 2012 TSR of 27.89% (through May 8, 2009), we continue to generate outstanding returns to our stockholders under this program.  Finally, we believe that any long-term TSR performance concerns that might stem from ISS’ disproportionate weighting of our three-year TSR performance are substantially mitigated by our exceptional performance under ISS’ five-year absolute TSR performance metric.

•                  Strong 5-year Absolute Pay-TSR Alignment.  ISS acknowledges that Kilroy’s TSR for the past five years is strongly aligned with our CEO pay over the same period as indicated by ISS’ Absolute Pay-TSR test, under which Kilroy has achieved a positive score and resulting “low concern.”

•                  CEO Pay Compares Well to ISS Peer Group.  ISS states that our CEO pay is ranked “at or near the top of” and “disproportionate[ly] in comparison to” CEO pay within our ISS peer group.  We disagree with this observation, particularly in light of the fact that our CEO pay, analyzed as a multiple of the median peer group CEO pay (ISS’ objective test for this metric), ranked at the “low concern” level.  We believe that unsupported subjective assessments of this nature by ISS, which contradict ISS’ own published analytical guidelines, are at the core of their recommendation against our Say-on-Pay proposal.

•                  High Value of Long-Term CEO.  In addition, we note that we factor into our CEO pay package the substantial value added of continuing to retain a long-serving, experienced CEO with over thirty years of service to us and sixteen years of experience as our CEO.  In fact, our CEO is the second longest-tenured CEO among similar public office REITs (see chart in Section 2 below for a list of these REITs). We believe that having a long-term, fully committed CEO brings substantial additional value to the Company and warrants additional consideration.  During 2011, under our CEO’s leadership, we continued our transformation from a Southern California, small-cap real estate investment trust (REIT) to a West Coast mid-cap REIT, successfully extending our franchise into the high potential, high value West Coast markets of San Francisco and Seattle.

2.               Annual Cash and Equity Incentives Were Based on a Comprehensive Year-End Review of our Performance in Light of our Strong Results and in Response to Stockholder Feedback.

Both ISS and Glass Lewis indicate strong concerns about our implementation during 2011 of an annual incentive program that did not utilize pre-defined performance metrics.  ISS states that the lack of pre-defined metrics “is problematic for shareholders” and suggests that our annual incentive awards “did not address concerns voiced by shareholders.”  However, our incentive program, which is based on a comprehensive review of our performance, was implemented in part in response to actual feedback from our stockholders (discussed below).  Accordingly, we disagree with ISS’ suggestion that our incentive program fails to address stockholder concerns or to link incentives to performance.  Further, we do not believe that our 2011 Say-on-Pay results constitute a “voicing of concerns” by our stockholders in a manner uniformly consistent with ISS’ opinions on executive compensation practices generally.  Finally, ISS states that “shareholders prefer performance-based equity payments to vest in accordance with the achievement of long-term goals” (rather than granting equity awards as a component of annual incentives, subject to post-grant vesting over a period of years).  Again, we disagree:

•                  Certain of our Stockholders Voiced a Preference for Eliminating the Previous Metrics-Based Compensation Structure. ISS broadly asserts that stockholders prefer pre-defined performance metrics to a year-end, comprehensive review of company-wide performance.  While ISS’ assertion may be accurate in certain circumstances, in discussions with our investors and equity research analysts both prior to and following our 2011 Annual Meeting, we received positive feedback when we announced that we would be eliminating the metrics-based compensation structure and implementing a structure based on a comprehensive review of our performance.  We note that our comprehensive performance review format was administered by our independent compensation committee (aided by a nationally recognized independent compensation consultant) and is comparable in structure to programs utilized commonly by other office REITs (as illustrated by the following chart):

Bonus Program
Company	Non-Formulaic	Formulaic	Combination
Alexandria Real Estate Equities, Inc.	X
BioMed Realty Trust	X
Boston Properties, Inc.	X
Brandywine Realty Trust			X
Corporate Office Properties Trust		X
Digital Realty Trust, Inc.	X
Douglas Emmett, Inc.	X
Duke Realty Corporation			X
Highwoods Properties, Inc.		X
Liberty Property Trust			X
Mack-Cali Realty Corporation	X
SL Green Realty Corp.	X

Our stockholders had expressed concern about the possibility of arbitrarily inflated incentive payouts resulting from the attainment of a handful of pre-defined performance metrics that are inherently difficult for us to predict (particularly so in light of our expanding footprint and the high levels of acquisition, divestiture and re-finance activities associated with this level of activity).  We implemented our 2011 program in significant part in response to this feedback and therefore believe that ISS and Glass Lewis are wrong to suggest that our incentive program is not responsive to our stockholders’ concerns.

•                  Our Annual Incentives are Based on Our Strong Performance.  As described in detail in our proxy statement (and acknowledged by ISS in its report), although pre-defined performance metrics were not employed, our annual 2011 cash and equity incentives were in fact determined by reference to an evaluation of our strong 2011 performance. Specifically, during 2011, we achieved the strongest annual leasing performance in our history as a public company and attained the following financial results: year-over-year increases of 1,028.9% in net income, 27.8% in FFO and 27.7% in revenues from continuing operations. In addition, our capital-raising activities in 2011 significantly extended our debt maturities and enabled us to increase our consolidated total assets by approximately 22% as compared to December 31, 2010, without significantly increasing our total debt as a percentage of total market capitalization.  We also achieved strong 2011 TSR of 8.48%, which outperformed a majority of the broader office REIT industry and the median TSR for our peer group.  Perhaps most importantly, with the leadership of our CEO, we continued the transformation of the Company to become a leading West Coast office REIT through timely and value-enhancing acquisitions and dispositions, the expansion of the Company’s platform through the addition of key executives and regional managers and the early recognition of the growing demand for creative and collaborative office space in key strategic markets.

•                  Annual Equity Incentive Awards were Subject to Extended 5-Year Vesting.  In addition to making equity award determinations based on a comprehensive evaluation of our performance during 2011, our compensation committee also determined to subject these equity awards to an extended five-year vesting schedule (following the performance year in which they were earned).  This vesting schedule is a full three years longer than the vesting schedule applicable to incentive equity awards granted in 2011 with respect to 2010 performance, and provides for a total six-year earning/vesting period. We disagree with ISS’ generalization that shareholders uniformly desire equity awards to be subject to vesting conditions based on the achievement of long-term performance.  Our equity incentive awards are based directly on our annual performance and create meaningful performance incentives (both to earn the award and to drive the value of the award with stock-price performance over the vesting period) and retention incentives (through long-term vesting schedules).

3.               We Made Numerous Stockholder-Friendly Changes to our Executive Compensation Program in Response to our 2011 Say-on-Pay Results and Feedback from Direct Consultation with Stockholders.

ISS and Glass Lewis both expressly acknowledge that we made significant changes to our CEO’s employment agreement and to our executive compensation program generally to accommodate stockholder concerns voiced in connection with our 2011 Say-on-Pay proposal.  However, neither organization appears to give these changes meaningful weight in making their Say-on-Pay recommendations, as both recommend against our proposal despite relatively strong performance on the quantitative tests (as discussed above) and the significant changes we have made to our executive compensation programs.  We believe that the changes we made show a meaningful commitment to addressing the actual concerns of our stockholders and that, taken together with our quantitative performance, warrant stockholder support of our Say-on-Pay proposal.  Following is a summary of these changes (which are discussed in more detail in our proxy statement):

Key Modifications to CEO Employment Agreement:

•                  Eliminate Internal Revenue Code Section 280G excise tax gross-up;

•                  Adopt a double-trigger change-of-control severance payout provision (in lieu of a modified single-trigger that permitted “walk-away” rights during a post-transaction window);

•                  Impose non-compete restrictions for three years following a change of control;

•                  Eliminate the automatic renewal of the employment term (and provide a finite term of seven years);

•                  Eliminate non-renewal of the term as a trigger for the payment of severance;

•                  Expand the “claw-back” provisions;

•                  Eliminate reimbursement for tax and financial planning services;

•                  Increase the retirement age from 65 to 70;

•                  Reduce disability severance to 1x multiplier (from prior 2x); and

•                  Eliminate accelerated performance-based equity award vesting upon retirement.

Key Modifications to Executive Compensation Program Generally:

•                  Did not increase 2011 base salaries or 2011 incentive awards from 2010 levels, despite Kilroy’s outstanding performance in 2011;

•                  Lengthened the vesting schedule of all equity awards granted pursuant to our incentive program from two years to five years, as discussed above;

•                  Adopted anti-hedging policy;

•                  Adopted “claw-back” policy; and

•                  Increased the minimum stock ownership guidelines for our CEO and directors.

4.               Elimination of CEO Excise Tax Gross-Up Arrangement; Commitment to Abstain from New Excise Tax Gross-Up Arrangements.

As discussed above, our CEO has agreed to relinquish his right to an Internal Revenue Code Section 280G excise tax gross-up under his amended employment agreement, meaning that we have now reduced to just one the number of our executive officers who continue to have this protection (notably, ISS incorrectly states in its report that Mr. Rose, our Chief Financial Officer, is entitled to a Section 280G excise tax gross-up (“Section 280G gross-up”) — he is not so entitled and has not been at any time).  During 2012, we expect to review and re-evaluate the single remaining Section 280G gross-up provision and modified single-trigger arrangement that remains in effect (with Mr. Hawken). Additionally, we are hereby undertaking a new commitment not to enter into any new excise tax gross up arrangements (whether for newly appointed officers, promoted executive officers or otherwise).

5.               Low Overall Dilution and Burn Rate.

As ISS discloses, but apparently fails to meaningfully consider in its analysis, our dilution of 3.60% was below our peer group median. In addition, our non-adjusted three-year burn rate was only at 0.72% and our adjusted three-year burn rate was only at 1.45%, demonstrating that we have used our compensatory equity reserves prudently and protected our stockholders against any excessive dilution in connection with equity awards.

FOR THE FOREGOING REASONS, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED.  ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 2).